Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 7/01/10 Contact: Carolyn Rademan Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Glenn R. James Appointed Renaissance Learning Chief Executive Officer

WISCONSIN RAPIDS, WI — July 1, 2010 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced that Glenn R. James has been appointed to the position of Chief Executive Officer effective July 6, 2010.  Mr. James, who was also appointed as a member of the Board of Directors, succeeds Terrance D. Paul, who will assume the position of Chairman of the Board.  Judith A. Paul, current Chairman of the Board, will assume the position of Vice-Chairman of the Board.

Mr. James, 51, has over 25 years of business consulting and executive level management experience in the software and information technology industries. Mr. James’ broad background includes 20 years with Deloitte Consulting, 11 of which were as a partner.  While at Deloitte, he helped found Deloitte’s K-12 Education consulting practice.  Mr. James also spent four years as President of a several hundred million dollar division of Unisys Corporation and most recently served as a principal in Technology Consulting Corporation. Mr. James has a BA degree from the University of Colorado, Boulder and an MBA from The Wharton School, University of Pennsylvania.

“After conducting an extensive search, we are pleased to have found an individual of Glenn’s caliber,” stated Terrance D. Paul, co-founder and Chief Executive Officer of the Company.  “Judi and I, along with the Board of Directors, believe that Glenn has the ideal mix of experience, business acumen, personal integrity, and leadership skills to take the company to the next level.”

“I am very excited to have the opportunity to take on the role of CEO of Renaissance Learning,” commented Glenn R. James.  “Terry, Judi and the management team have built a truly great company.  Renaissance Learning has outstanding, dedicated employees, is financially strong, and has a great reputation and a great educational mission.  My job is to further that mission by working with the management and employee team to put in place the strategies that will greatly accelerate the company’s growth.  It is an exciting challenge; one that I welcome.”

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Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 72,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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